Exhibit 107
CALCULATION OF FILING FEE TABLE
SC 14A
(Form Type)

Eventbrite, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Note	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	1	$573,473,189.00	0.00013810	$79,196.65
Fees Previously Paid
Total Transaction Valuation		$573,473,189.00
Total Fees Due for Filing				$79,196.65
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$79,196.65

1	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(i)	Title of each class of securities to which transaction applies:
Class A common stock, par value $0.00001 per share and Class B common stock, par value $0.00001 per share, of Eventbrite, Inc.
	(ii)	Aggregate number of securities to which transaction applies, as of December 15, 2025:
		(A)	92,734,619 shares of Class A common stock and 15,638,904 shares of Class B common stock issued and outstanding,
		(B)	8,247,410 shares of Class A common stock are subject to outstanding options to purchase common stock (whether vested or unvested),
		(C)	9,150,189 shares of Class A common stock are subject to outstanding company restricted stock units (whether vested or unvested),
		(D)	2,978,687 shares of common stock are subject to outstanding company performance-based restricted stock units (whether vested or unvested),
		(E)	100,000 shares of Common Stock were reserved for issuance pursuant to the Company Employee Stock Purchase Plan
		(F)	6,339,277 shares of Common Stock were reserved for future grants under the Company Equity Plans, and
		(G)	52,366 shares of common stock of Britehouse Inc. were subject to that certain Restricted Unit Award Agreement.
	(iii)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
		(A)	92,734,619 shares of Class A common stock and 15,638,904 shares of Class B common stock multiplied by $4.50,
		(B)	8,247,410 shares of Class A common stock subject to outstanding options to purchase common stock, its valuation determined under the Black Scholes model, the total of which is approximately $2,000,000,
		(C)	9,150,189 shares of Class A common stock subject to outstanding company restricted stock units multiplied by $4.50,
		(D)	2,978,687 shares of common stock subject to outstanding company performance-based are subject to outstanding company restricted stock units multiplied by $4.50,
		(E)	100,000 shares of Common Stock reserved for issuance pursuant to the Company Employee Stock Purchase Plan multiplied by $4.50,
		(F)	6,339,277 shares of Common Stock were reserved for future grants under the Company Equity Plans multiplied by $4.50, and
		(G)	52,366 shares of common stock of Britehouse Inc. were subject to that certain Restricted Unit Award Agreement multiplied by $4.50.
	(iv)	Proposed maximum aggregate value of transaction:
$573,473,189.00
	(v)	Total fee paid:
$79,196.65. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was calculated by multiplying 0.00013810 by the proposed maximum aggregate value of the transaction of $573,473,189.00.